Exhibit 3.56

LIMITED LIABILITY COMPANY AGREEMENT

OF

SHI JV HOLDINGS, LLC

This Limited Liability Company Agreement (this “Agreement”) of SHI JV HOLDINGS, LLC (the “Company”), dated as of October 12, 2010, is entered into by Shea Homes, Inc., a Delaware corporation, as the sole member (the “Member”).

The Member hereby forms a limited liability company pursuant to and in accordance with the Delaware Limited Liability Company Act (6 Del.C. § 18-101, et seq.), as amended from time to time (the “Act”), and hereby agrees as follows:

Article 1. Name. The name of the limited liability company formed hereby is:

SHI JV HOLDINGS, LLC

Article 2. Filing of Certificates. Kevin H. Yonei is hereby designated an “authorized person” within the meaning of the Act, and shall execute, deliver and file the Certificate of Formation of the Company with the Secretary of State of the State of Delaware. Upon the filing of the Certificate of Formation with the Secretary of State of the State of Delaware, his powers as an “authorized person” shall cease, and the Member shall thereupon become the designated “authorized person” within the meaning of the Act.

Article 3. Purpose. The Company is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, engaging in any lawful act or activity for which limited liability companies may be formed under the Act and engaging in any and all activities necessary or incidental to the foregoing.

Article 4. Registered Agent and Office. The Company’s registered agent and office in the State of Delaware is c/o National Registered Agents, Inc., 160 Greentree Drive, Suite 101, County of Kent, Dover, Delaware 19904.

Article 5. Member. The name and the mailing address of the Member are as follows:

Shea Homes, Inc.

655 Brea Canyon Road

Walnut, CA 91789

Article 6. Management.

The business and affairs of the Company shall be managed by a “manager” of the Company within the meaning of the Act (the “Manager”). The Manager shall have the power to do any and all acts necessary, convenient or incidental to or for the furtherance of the purposes of the Company described herein, including all powers, statutory or otherwise, possessed by a manager of a limited liability company under the laws of the State of Delaware. The Manager has the authority to bind the Company. Except as otherwise provided in this Agreement, the Member shall not have the authority to bind the Company.

The Member shall appoint the Manager and may remove the Manager at any time with or without cause. A person appointed as Manager shall serve until the earlier of such person’s death, disqualification, resignation or removal, and upon the occurrence of any such event, the Member shall promptly appoint a replacement Manager. Each person serving as Manager shall be required to execute an acknowledgment of this Agreement, which acknowledgment may be a counterpart signature page to this Agreement. The Member hereby appoints Moreno Petrini as the initial Manager. Notwithstanding any other provision of this Agreement, the Manager is authorized to execute and deliver any document on behalf of the Company without any vote or consent of any other person.

Article 7. Officers; Administrator.

7.1 Designation; Qualifications. The Manager may, from time to time, designate one or more individuals to be officers of the Company (the “Officers”). The Officers of the Company shall include a President (the “President”) and may include such other officers as the Manager or the President may, from time to time, deem necessary. Any Officer so designated shall have all authority necessary to implement the decisions of the Manager, and such further authority as the Manager may deem necessary or convenient to delegate to him or her. Any Person may hold any number of offices. No Officer need be a Member, a Delaware resident or a United States citizen.

7.2 Removal and Resignation. Any Officer may be removed as such, with or without cause, by the Manager or the President, at any time. Any Officer may resign as such at any time upon written notice to the Manager or the President. Such resignation shall be made in writing and shall take effect at the time specified or, if no time is specified, at the time of its receipt by the Manager or the President.

7.3 Vacancies. Any vacancy occurring in any office of the Company may be filled by the Manager or the President.

7.4 Compensation. The compensation, if any, of the officers of the Company shall be fixed from time to time by the Manager or the President.

7.5 Conflicting Authority. When in this Agreement the Manager, the Administrator, the President, an Officer or any other Person are each given the right to act, the right of the Administrator, the President, such Officer or Person to act shall at all times be subject to the right, but not the obligation, of the Manager to approve the act. If the acts of the Administrator, the President, the Officer or Person and the Manager should conflict, the act of the Manager shall govern. If the acts of the President, the Officer or Person and the Administrator should conflict, the act of the Administrator shall govern.

7.6 Execution of Documents; Reliance by Third Parties. The execution of any document shall be authorized in accordance with the preceding provisions and the document may be signed by any two of the members of: the Manager and/or the Officers. The preceding sentence notwithstanding, any third party may rely upon any document signed by any two of the members of the Manager and/or the Officers as duly authorized and binding on the Company without any duty of inquiry.

Article 8. Rights of Secured Party.

8.1 Notwithstanding anything to the contrary contained in this Agreement, if any interests in the Company (the “Membership Interests”) have been pledged or are subject to the granting of a security interest or other encumbrance therein (a “Pledge”) by the holder thereof (the beneficiary of a Pledge being referred to herein as a “Secured Party”), (a) all rights and remedies of such Secured Party (including but not limited to voting rights) with respect to the Membership Interests contained in any document, agreement or instrument giving effect to or governing such Pledge and the rights and remedies associated therewith (a “Security Document”) shall be given effect by the Company and the Members, (b) the Company and the Members shall take all such action and shall execute and deliver all such agreements, documents or instruments as may be required by the terms and conditions of the Security Document and (c) if the Secured Party becomes the holder of such Membership Interests, then, at such time, the Secured Party shall have all of the rights associated with such Membership Interests under this Agreement and applicable law.

8.2 Notwithstanding anything to the contrary contained in this Agreement, all restrictions on transfer and assignability of any Membership Interests shall be inapplicable, and of no force and effect, as to any transfer of any Membership Interest to a Secured Party in connection with any exercise of rights or remedies by the Secured Party in accordance with the Security Document or as may be permitted by applicable law. Contemporaneously with any transfer of any Member’s Membership Interests to the Secured Party, the transferor Member shall cease to be a member of the Company.

8.3 All of the Membership Interests shall be evidenced by a certificate showing the name of the Member and the percentage of Membership Interests held by that Member. Each Membership Interest certificate shall be signed by an officer of the Company or of its manager or managing member, as the case may be, and such certificates may be signed in counterparts.

8.4 Each of the Membership Interest certificates representing the Members’ interest in the Company shall constitute a “security” within the meaning of (A) Article 8 of the Uniform Commercial Code (including Section 8-102(a) thereof) as in effect from time to time in the state of organization of the Company and (B) the Uniform Commercial Code of any other applicable jurisdiction that now or hereafter substantially includes the 1994 revisions to Article 8 thereof as adopted by the American Law Institute and the National Conference of Commissioners on Uniform State Laws and approved by the American Bar Association on February 14, 1995. Each Member hereby agrees that its interest in the Company and in its Membership Interests for all purposes shall be personal property. The Members have no interest in specific Company property.

8.5 At all times prior to the termination of any Pledge of the Membership Interests in accordance with the Security Document (the date of such termination, the “Termination Date”), neither the Members nor members of the Manager will, without the prior written consent of the Secured Party, (i) amend this Agreement to provide that any Membership Interests (x) shall not be evidenced by a certificate or (y) shall not be securities governed by Article 8 of the Uniform Commercial Code or (ii) otherwise “opt out” of Article 8 of the Uniform Commercial Code.

8.6 The provisions of this Article 8 shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns and any future Members, Managers and their respective successors and assigns.

8.7 At all times prior the Termination Date, none of the provisions of this Article 8 or any other provision of this Agreement may be amended in any way which alters, limits, restricts or adversely affects a Secured Party’s ability to exercise its rights with respect to the Membership Interests, without the prior written consent of such Secured Party.

Article 9. Dissolution. The Company shall dissolve, and its affairs shall be wound up upon the first to occur of the following: (a) the fiftieth anniversary of the date hereof, (b) the written act of the Member, or (c) the entry of a decree of judicial dissolution under Section 18-802 of the Act.

Article 10. Capital Contributions. The Member is deemed admitted as a member of the Company upon its execution and delivery of this Agreement. The Member shall make such capital contributions to the Company at such times, and in such amounts, as the Member shall unanimously agree. The Member shall not be obligated to contribute any capital to the Company, but may make capital contributions from time to time. The Member shall have no obligation to any third party to make capital contributions to the Company.

Article 11. Distributions. Distributions shall be made to the Member in such amounts as shall be unanimously determined by the Member after the payment of expenses, liabilities and other obligations of the Company.

Article 12. Admission of Additional Members. One or more additional members of the Company may be admitted to the Company by the Member.

Article 13. Limited Liability. Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and neither any Member nor the Manager shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a member or acting as manager of the Company.

Article 14. Indemnification of Member. To the fullest extent permitted by applicable law, the Member and its respective employees, agents, affiliates and assigns shall be entitled to indemnification from the Company for any loss, damage or claim incurred by reason of any act or omission performed or omitted in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of authority conferred by this Agreement.

Article 15. Governing Law. This Agreement shall be governed by, and construed under, the laws of the State of Delaware, all rights and remedies being governed by said laws.

[Signature page follows.]

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Limited Liability Company Agreement on the date first written above.

MEMBER:

SHEA HOMES, INC.

By:
Name:	James G. Shontere
Title:	Secretary

By:
Name:	Robert R. O’Dell
Title:	VP & Treasurer

[SIGNATURE PAGE TO LLC AGREEMENT OF SHI JV HOLDINGS, LLC]